Exhibit 10.2
AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENTS
UNDER THE
DEVON ENERGY CORPORATION 2005 LONG-TERM INCENTIVE PLAN
     THIS AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENTS (“Amendment”) is entered into as of the ___ day of                     , 2008 by and between Devon Energy Corporation, a Delaware corporation (the “Company”), and                      (the “Participant”).
W I T N E S S E T H:
     WHEREAS, the Company and the Participant have previously entered into certain Restricted Stock Award Agreements under the Devon Energy Corporation 2005 Long-Term Incentive Plan listed on Exhibit A (the “Agreements”), which granted to the Participant shares of Common Stock of the Company (the “Restricted Stock”) in exchange for the Participant’s performance of future services for the Company subject to the terms and conditions of the Agreements; and
     WHEREAS, the Company and the Participant desire to amend the Agreements with respect to vesting of the Restricted Stock following the date of retirement of the Participant under certain circumstances; and
     WHEREAS, Section 12.7 of the Plan permits the Compensation Committee of the Company’s Board of Directors (the “Committee”) to amend the Agreements; and
     WHEREAS, the Committee has approved the amendment of the Agreements as set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree that the Agreements are hereby amended as follows:
1.	The first sentence of the first paragraph of Section 3(b) is amended to read as follows:

“Except as provided in this Section 3, if the Participant’s Date of Termination has not occurred as of the vesting dates specified below (the “Vesting Dates”), then, the Participant shall be entitled, subject to the applicable provisions of the Plan and this Agreement having been satisfied, to receive on or within a reasonable time after the applicable Vesting Dates, on a cumulative basis, the number of shares of Stock as described in the following schedule.”

2.	The last sentence of the first paragraph of Section 3(b) is amended to read as follows:

“The Participant shall forfeit the unvested portion of the Award (including the underlying Restricted Stock and “Accrued Dividends,” as such term is hereinafter defined) upon the occurrence of the Participant’s Date of Termination unless the Award becomes vested under the circumstances described in Sections 3(b)(i), (ii), (iii) or (iv) below.”

3.	The first sentence of Section 3(b)(i) is hereby amended to read as follows:

“The Award shall become fully vested upon the occurrence of a Change of Control Event that occurs (i) prior to the Participant’s Date of Termination or (ii) if the Participant has retired prior to such Change of Control Event and is Post-Retirement Eligible, following the Participant’s Date of Termination.”

4.	Section 3 is hereby amended to delete from Section 3(b)(iii) the phrase “or Early Retirement Date (as such term is defined in the Company’s Retirement Plan).”

5.	Section 3(b) is hereby amended to add a Section 3(b)(iv):

“(iv) Notwithstanding any provision to the contrary in this Agreement, if the Participant is Post-Retirement Eligible, the Participant shall, subject to the satisfaction of the conditions in Section 14, be eligible to vest in accordance with the Vesting Schedule above in this Section 3, in the installments of Restricted Stock that remain unvested on the Date of Termination as follows:

Percentage of Unvested Installments of Restricted Stock
Age at Retirement	Eligible to be Earned by the Participant
54 and earlier	0%
55	60%
56	65%
57	70%
58	75%
59	80%
60 and beyond	100%
6.	Section 3 is hereby amended to add a Section 3(f):

“(f) Post-Retirement Eligible. For purposes of this Agreement, “Post-Retirement Eligible” means the Participant’s Date of Termination occurs (i) by reason of the Participant’s retirement and (ii) on or after the Participant has attained age fifty-five (55) with ten (10) or more Years of Service, as that term is defined in the Retirement Plan for Employees of Devon Energy Corporation (the “Retirement Plan”).”

7.	By adding a new Section 14 that provides as follows:
“14. Conditions to Post-Retirement Vesting.

(a)	Notice of and Conditions to Post- Retirement Vesting. If the Participant is Post-Retirement Eligible, the Company shall, within a reasonable period of time prior to the Participant’s Date of Termination, notify the Participant that the Participant has the right to continue to vest following the Date of Termination in any unvested installments of Restricted Stock (each such unvested installment, an “Installment”), provided that the Participant executes and delivers to the Company, with respect to each such Installment, the following documentation: (i) a non-disclosure letter agreement, in the form attached as Exhibit B, (a “Non-Disclosure Agreement”) on or before January 1 of the year in which such Installment vests pursuant to the Vesting Schedule (or, with respect to the calendar year in which the Date of Termination occurs, on or before the Date of Termination), and (ii) a compliance certificate, in the form attached as Exhibit C, (a “Compliance Certificate”) indicating the Participant’s full compliance with the Non-Disclosure Agreement on or before November 1 of the year in which such Installment vests pursuant to the Vesting Schedule.

(b)	Consequences of Failure to Satisfy Vesting Conditions. In the event that, with respect to any given Installment, the Participant fails to deliver either the respective Non-Disclosure Agreement or Compliance Certificate for such Installment on or before the date required for the delivery of such document (such failure, a “Non-Compliance Event”), the Participant shall not be entitled to vest in any unvested Installments that would vest from and after the date of the Non-Compliance Event and the Company shall be authorized to take any and all such actions as are necessary to cause such unvested Restricted Stock to not vest and to terminate. The only remedy of the Company for failure to deliver a Non-Disclosure Agreement or a Compliance Certificate shall be the failure to vest in, and cancellation of, any unvested Installments then held by the Participant.”
     The Agreements are not amended in any respect except as herein provided. This Amendment is not intended and shall not be construed as increasing the aggregate number of shares of Common Stock granted under the Agreements.

     All capitalized terms used in this Amendment shall have the same meaning ascribed to them in the Plan and the Agreements unless specifically denoted otherwise.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

“Company”	Devon Energy Corporation, a Delaware corporation

By:
Name:
Title:

“Participant”

EXHIBIT A
Restricted Stock Award Agreements
Subject to Amendment

EXHIBIT B
Form of Non-Disclosure Agreement
[Insert Date]
Devon Energy Corporation
20 North Broadway
Oklahoma City, OK 73102
Re:      Non-Disclosure Agreement
Ladies and Gentlemen:
     This letter agreement is entered between Devon Energy Corporation (together with its subsidiaries and affiliates, the “Company”) and the undersigned (the “Participant”) in connection with that certain Amendment to Restricted Stock Award Agreements (the “Amendment”) dated                     , 2008 between the Company and the Participant. All capitalized terms used in this letter agreement shall have the same meaning ascribed to them in the Amendment unless specifically denoted otherwise.
     The Participant acknowledges that, during the course of and in connection with the employment relationship between the Participant and the Company, the Company provided and the Participant accepted access to the Company’s trade secrets and confidential and proprietary information, which included, without limitation, information pertaining to the Company’s finances, oil and gas properties and prospects, compensation structures, business and litigation strategies and future business plans and other information or material that is of special and unique value to the Company and that the Company maintains as confidential and does not disclose to the general public, whether through its annual report and/or filings with the Securities and Exchange Commission or otherwise (the “Confidential Information”).
     The Participant acknowledges that his position with the Company was one of trust and confidence because of the access to the Confidential Information, requiring the Participant’s best efforts and utmost diligence to protect and maintain the confidentiality of the Confidential Information. Unless required by the Company or with the Company’s express written consent, the Participant will not, during the term of this letter agreement, directly or indirectly, disclose to others or use for his own benefit or the benefit of another any of the Confidential Information, whether or not the Confidential Information is acquired, learned, attained or developed by the Participant alone or in conjunction with others.
     The Participant agrees that, due to his access to the Confidential Information, the Participant would inevitably use and/or disclose that Confidential Information in breach of his confidentiality and non-disclosure obligations if the Participant worked in certain capacities or engaged in certain activities for a period of time following his employment with the Company, specifically in a position that involves (i) responsibility and decision-

making authority or input at the executive level regarding any subject or responsibility, (ii) decision-making responsibility or input at any management level in the Participant’s individual area of assignment with the Company, or (iii) responsibility and decision-making authority or input that otherwise allows the use of the Confidential Information (collectively referred to as the “Restricted Occupation”). Therefore, except with the prior written consent of the Company, during the term of this letter agreement, the Participant agrees not to be employed by, consult for or otherwise act on behalf of any person or entity in any capacity in which he would be involved, directly or indirectly, in a Restricted Occupation. The Participant acknowledges that this commitment is intended to protect the Confidential Information and is not intended to be applied or interpreted as a covenant against competition.
     The Participant further agrees that during the term of this letter agreement, the Participant will not, directly or indirectly on behalf of a person or entity or otherwise, (i) solicit any of the established customers of the Company or attempt to induce any of the established customers of the Company to cease doing business with the Company, or (ii) solicit any of the employees of the Company to cease employment with the Company.
     This letter agreement shall become effective upon execution by the Participant and the Company and shall terminate on December 31, 200_. [Note: Insert date that is the end of the calendar year of the letter agreement.]
     If you agree to the above terms and conditions, please execute a copy of this letter agreement below and return a copy to me.

“PARTICIPANT”

[Name of Participant]
     THE UNDERSIGNED HEREBY ACCEPTS AND AGREES TO THE TERMS SET FORTH ABOVE AS OF THIS ___ DAY OF                     , ___.

“COMPANY”

DEVON ENERGY	CORPORATION

By:
Name:
Title:

2

EXHIBIT C
Form of Compliance Certificate
     I hereby certify that I am in full compliance with the covenants contained in that certain letter agreement (the “Agreement”) dated as of                     , ___ between Devon Energy Corporation and me and have been in full compliance with such covenants at all times during the period ending October 31, ___.

[Name of Participant]
Dated: